UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Preliminary Proxy Statement		Confidential, for Use of the Commission
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Soliciting Materials Pursuant to §240.14a-12

SUNAIR SERVICES CORPORATION

(Name of Registrant as Specified In Its Charter)

Michael Brauser, Michael Herman and Dru Schmitt

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Minority Shareholders Dispute Supplement Filed By Sunair

Boca Raton, FL. (February 27, 2009) - In response to an attempt by Michael Brauser, Michael Herman, and Dru Schmitt (the “Insurgents”) to remove all but one member of its Board of Directors, on February 19th Sunair Services Corporation (“Sunair”) (AMEX: SNR) filed a Supplement to its Proxy Statement. In the opinion of the Insurgents, the Supplement attempts to present a picture of a Board comprised of experienced public company directors who should continue to lead Sunair during these troubled times. We believe that the Supplement does not fully disclose the actual experience of Sunair’s Chairman, Richard Rochon and attempts to overstate his current relationship with Wayne Huizenga, a prominent and successful businessman by omitting significant material events. The Insurgents have filed a lawsuit against Sunair and two companies controlled by Mr. Rochon seeking to enjoin the scheduled March 18, 2009 shareholders meeting. The lawsuit asserts that proxies are being solicited based upon false and misleading statements contained within the Supplement among other relief requested. Except for the reference to AutoNation, Inc., the allegations below are contained in the lawsuit.

Although Mr. Rochon was formerly a close aide to Mr. Huizenga, Mr. Huizenga sued Mr. Rochon in 2006 due to the failure of Mr. Rochon to pay over $10 million in loans guaranteed by Mr. Huizenga. It is our opinion that Mr. Rochon would not receive a positive recommendation from Mr. Huizenga. In addition to the performance of three public companies summarized below, we believe that Mr. Rochon is not the successful public company entrepreneur that the Supplement portrays because Mr. Rochon was also sued in December 2008 for foreclosure on his Florida home. In that case, the lender asserts failure to make any payments on a $12,000,000 mortgage since August 2008.

The Insurgents believe that the management fees Sunair pays to Mr. Rochon’s company are excessive and Mr. Rochon appears to be more concerned about maintaining his lifestyle rather than benefitting Sunair. The Supplement describes the past experience of Mr. Rochon and Mario Ferrari (another Sunair director) with another public company but the description for Mr. Rochon fails to mention its name. This company changed its name and filed for reorganization under Chapter XI of the bankruptcy laws in December 2008. It is the Insurgents’ opinion that the failure to disclose the bankruptcy filing violates Regulations of the Securities and Exchange Commission because the bankruptcy is material to Mr. Rochon’s and Mr. Ferrari’s ability as directors. Both were founders of this public company, now known as Equity Media Holdings Corporation. Mr. Rochon was Chairman until June 1, 2007 and Mr. Ferrari is believed to still be an executive officer.

A third public company, Devcon International Corp., of which Messrs. Rochon and Ferrari have been directors since 2004, is merely identified as a public company. The Supplement does not describe the deterioration of the company since their appointment. When Messrs. Rochon and Ferrari became directors of Devcon, it was a strong and profitable company trading on Nasdaq. The Supplement fails to disclose that after sustained operating losses and steep declines in stock price, Devcon was removed from Nasdaq in April 2008 and later delisted from the Over-the-Counter Bulletin Board. Moreover, it has elected to cease filing reports with the Securities and Exchange Commission and now trades on a limited basis on the Pink Sheets.

The Supplement discloses Mr. Rochon was at one time the “sole director” of AutoNation, Inc. This allegation is not a part of the lawsuit. Mr. Rochon was a director of AutoNation when it was a shell company with no assets and no liabilities. He was never a member of the Board once it had any business operations.

Since Messrs. Rochon and Ferrari were appointed to the Board, Sunair has had net losses from continuing operations of approximately $849,000, $3,753,000, $3,761,000 and $4,637,000 from 2005 through 2008. Based on the proxy statements filed by Sunair, in fiscal 2007 and 2008 Sunair paid Mr. Rochon’s company management fees of approximately $1,488,000 and $1,038,000, respectively. Further, Sunair has agreed to pay Mr. Rochon’s company 2% of any consideration received from the merger or sale of Sunair. The Board received cash compensation and options awards of over $493,000 in fiscal 2008 and $397,000 in fiscal 2007 for their service as directors.

As shareholders of Sunair, this is certainly not the competency and experience we want running our business. We believe that the failure to disclose the information in this press release is wrong.

The bottom line is that in order to continue to receive excessive management and director fees, the Board continues to portray itself as experienced. We disagree and request full and complete disclosure.